F R A S E R A N D C O M P A N Y

FRASER AND COMPANY LLP BARRISTERS AND SOLICITORS

DAVID K. FRASER
RICHARD D. RABSON
(1) DAVID W. SMALLEY
April 27, 2007	RAVINDER R.S. UPPAL
(2) AILIN WAN
(3) BARBARA G. WOHL
Lexaria Corp.	KIT H. LUI
# 604-700 West Pender Street	(4) BYRON BYUNG-OH LEE
Vancouver, British Columbia	GEETA K. BAINS
V6V 1G8	TRISTIN ROSA LEE
(1) Personal law corporation
(2) Also member of Massachusetts bar
(3) Also member of Ontario bar
(4) Also member of New York bar
Dear Sirs:

Re: Registration Statement on Form S-8 including Reoffer Prospectus

We are counsel to Lexaria Corp. (the "Corporation"), a corporation incorporated under the laws of the State of Nevada. In such capacity, we have assisted in the preparation of the Registration Statement of the Corporation on Form S-8 (the "Registration Statement") covering up to 2,000,000 shares in the common stock of the Corporation (the “Option Shares”) that may be issued pursuant to the Corporation’s 2007 Equity Incentive Plan (the "Plan"). The Registration Statement also includes a reoffer prospectus (the “Reoffer Prospectus”) with respect to the 700,000 Option Shares, which will be controlled securities.

We have, for the purposes of this opinion, examined originals or copies, certified or otherwise identified to our satisfaction of the resolutions of the directors of the Corporation with respect to the matters herein. We have also examined such statutes and public and corporate records of the Corporation, and have considered such questions of law as we have deemed relevant and necessary as a basis for the opinion expressed herein.

We have, for the purposes of this opinion, assumed the genuineness of all signatures examined by us, the authenticity of all documents and records submitted to us as originals and the conformity to all original documents of all documents submitted to us as certified, photostatic or facsimile copies.

Based upon and subject to the foregoing, and subject also to the qualifications hereinafter expressed, we are of the opinion that each Option Share to be issued by the Corporation and sold pursuant to the Registration Statement will be, when issued pursuant to the terms of the Plan, validly issued, fully paid and non-assessable.

We hereby consent to the use of our name in the Registration Statement and use of this opinion as an exhibit to the Registration Statement.

Suite 1200 - 999 West Hastings Street, Vancouver, British Columbia, Canada V6C 2W2 Tel: (604) 669-5244 Fax: (604) 669-5791 E-mail: whyte@fraserlaw.com

FRASER AND COMPANY LLP

April 27, 2007 Page 2

This opinion is being delivered for the use of the persons to whom it is addressed solely in connection with the filing of the Registration Statement with the Securities and Exchange Commission and is not to be used or relied upon by third parties. This opinion should not be quoted from or referred to in dealings with third parties without our prior consent. This opinion may not be published nor circulated without our express written consent.

Yours truly, FRASER and COMPANY LLP /s/ “FRASER AND COMPANY LLP”